Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO, Sinclair
Lucy Rutishauser, VP & Treasurer, Sinclair
(410) 568-1500

SINCLAIR BROADCAST GROUP ANNOUNCES A STRATEGIC INITIATIVE CREATING A SMALL MARKET TELEVISION SUBSIDIARY; ANNOUNCES AGREEMENT TO PURCHASE CERTAIN COX MEDIA STATIONS

BALTIMORE (February 25, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company” or “Sinclair”) announced that it has entered into a definitive agreement to purchase the stock and broadcast assets of four television stations owned by COX Media Group (“CMG”) for $99.0 million less $4.3 million of working capital adjustments and entered into an agreement to provide sales services to one other station.  The five stations are located in four markets and reach 0.9% of the U.S. TV households.  The transaction is subject to approval by the Federal Communications Commission (“FCC”), and antitrust clearance.  The Company anticipates the transaction will close and fund in the second quarter of 2013, subject to closing conditions.  The Company expects to finance the purchase price, less $5.0 million in deposits, through a bank loan and/or by accessing the capital markets.

Due to FCC ownership restrictions, Sinclair will continue providing the services to KAME in Reno, NV that CMG has historically provided. The license assets of KAME will be purchased by Deerfield Media, Inc.

“Over the past 18 months, we have led the industry’s consolidation efforts in the mid-sized markets, purchasing 30 TV stations and creating over $400 million of equity value,” commented David Smith, President and CEO of Sinclair.  “We believe there are many more opportunities to acquire quality assets and to unlock hidden value, including in the smaller markets, such as where the CMG stations operate.  We believe our platform size and leadership position allow us to bring meaningful purchasing power and negotiating leverage to these stations.  Including synergies, we believe the CMG stations can generate approximately $20 million of cash flow, on average.”

Mr. Smith continued, “We have prided ourselves on being a forward-looking company with a history of creating innovative ways to unlock value for our shareholders.  We have established Chesapeake TV as the primary operating entity for the CMG stations and other small market stations we may acquire, while STG will continue to be our primary operating entity for mid-sized market stations.  We believe a dual operating structure is critical to the success of a small market strategy since the economics and competitive nature can differ from those of the mid-sized markets.

The CMG stations to be owned and operated, programmed or provided sales services to are:

Station	Affil.	Market	DMA
KFOX	FOX	El Paso, TX	91
WJAC	NBC	Johnstown/Altoona, PA	102
KRXI	FOX	Reno, NV	108
KAME	MNT	Reno, NV	108
WTOV	NBC	Wheeling, WV/Steubenville, OH	158

(1)         Represents television designated market areas according to the Nielsen Company (“Nielsen”).  The numbers in the column represent the ranking in terms of size of the DMA out of the 210 generally recognized DMAs in the United States.

About Sinclair:

On a pro forma basis assuming consummation of the transaction described in this press release, Sinclair Broadcast Group, Inc., one of the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 90 television stations in 49 markets.  Sinclair’s television group will reach approximately 27.4% of U.S. television households and is affiliated with all major networks.  Sinclair’s television portfolio will include 26 FOX, 20 MNT, 15 CW, 11 ABC, 11 CBS, 5 NBC, one independent and one Azteca station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, our ability to satisfy the closing conditions for the CMG acquisition discussed in this release and any required license asset third party transactions, including obtaining required governmental approvals, our ability to obtain financing to fund such acquisition, our ability to maximize our operating synergies in connection with the acquisition, successful execution of our small market strategy, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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